                                  EXHIBIT 9(a)

                     Form of Accounting Services Agreement

                         ACCOUNTING SERVICES AGREEMENT

                                    BETWEEN

                    CANADA LIFE INSURANCE COMPANY OF AMERICA

                                      AND

                    CANADA LIFE OF AMERICA SERIES FUND, INC.

       THIS AGREEMENT, entered into this ____ day of ______________, 1989, by and between Canada Life Insurance Company of America, a Michigan corporation, hereinafter referred to as "CLICA," and Canada Life of America Series Fund, Inc., a Maryland corporation, hereinafter referred to as "Fund."

                                  WITNESSETH:

       WHEREAS, the Fund currently issues shares in four portfolios, which, together with any subsequently created portfolios, shall hereinafter be referred to as the "Portfolios";

       WHEREAS, the Fund desires to obtain certain accounting and other services from CLICA; and

       WHEREAS, CLICA desires to provide such services for the Fund;

       NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties agree as follows:

I.  CLICA agrees to:

       A. Maintain all books, accounts, ledgers, journals, supporting documents and supplementary records pertaining to the business of the Fund which constitute the record forming the basis for financial statements required of the Fund by law or required by resolution of the Fund Board of Directors. These records shall be the property of the Fund, and shall be available to the Fund for inspection, audit, and copying upon request of the Fund. In addition, the records shall be made available to authorized regulatory authorities.

              B. Obtain pricing information, price the assets of the Fund, and calculate the net asset value of each of the Portfolios of the Fund in accordance with the Fund's current prospectus and communicate same to the Fund's transfer agent on each day that the net asset value per share is calculated for the Portfolios.

              C. Provide the personnel and facilities necessary to process payment of all Fund expenditures, as authorized by the Fund.

              D. Maintain all records of a financial nature pertaining to Fund portfolio transactions as are required by law or resolution of the Fund Board of Directors. These records shall be subject to the provisions of I.A. above.

              E. Prepare monthly and quarterly financial statements, any statistical reports requested by the Fund Board of Directors and supporting accounting work papers.

              F. Provide the Fund Board of Directors with the quarterly financial statements and statistical reports.

              G. Prepare such other reports and analyses as requested by the Fund Board of Directors to be presented at their meetings.

              H. Prepare financial statements and any other related per share data required for inclusion in the annual and semi-annual reports to shareholders and amendments to the Fund's registration statement.

              I. Prepare for timely filing all the Fund's required governmental (state and federal) reports, tax returns and other filings, which CLICA is not otherwise required to prepare pursuant to the terms of other agreements in effect between the Fund and CLICA.

              J. Prepare recommendations to the Fund Board of Directors regarding the payment of income dividends and capital gains distributions.

              K. Maintain or cause to be maintained all other books, accounts and other documents that are required to be maintained by Rule 31a-1 under the Investment Company Act of 1940 that are not required to be maintained for the Fund pursuant to some other agreement between the Fund and CLICA or another party. These books, accounts and documents shall be subject to the provisions of I.A. above.

              L. Preserve or cause to be preserved for the periods required in Rule 3la-2 under the Investment Company Act of 1940 all records covered by this Agreement that are required to be maintained by Rule 31a-1. These records shall be subject to the provisions of I.A. above.

II. The Fund agrees to pay to CLICA the following amounts as consideration for the services performed under this Agreement:

              A. The costs of accounting services performed by CLICA that are identifiable as expenses incurred directly and exlusively for the benefit of the Fund;

              B. With respect to the costs of accounting services performed by CLICA but that are not readily identifiable as expenses incurred directly and exclusively for the benefit of the Fund shall be paid by the Fund as follows:

                     1. Until CLICA notifies the Fund otherwise, the cost of accounting services performed by CLICA shall be calculated on a time log and bill basis; i.e., as a percentage of the salary of personnel attributable to accounting services functions.

                     2. Upon written notice by CLICA to the Fund, the cost of accounting services shall be calculated by CLICA in accordance with its Functional Cost Accounting System whereby an appropriate percentage of time and other costs associated with the provision of accounting services to the Fund will be allocated to the Fund.

              The manner of calculation of costs of accounting services shall be reviewed and amended by the parties as necessary from time to time.

III.   The parties hereto mutually agree:

              A. That this Agreement shall become effective on the 28th day of August, 1989, shall remain in effect until August 28, 1990, and shall continue in effect from year to year thereafter, unless sooner terminated as hereinafter provided, so long as the continuance of the Agreement is approved at least annually by a majority of the Directors who are not parties to the Agreement or "interested persons" as that term is defined in the Investment Company Act of 1940.

              B. That either party may terminate this Agreement at any time by giving 60 days' written notice of such termination to the other party, or at any time for cause.

              C. That any amendment to this Agreement must be in writing, executed by both parties hereto.

              D. That notices and other writings delivered or mailed postage prepaid to the Fund or to CLICA at 330 University Avenue, Toronto, Ontario, Canada M5G 1R8 shall be deemed to have been properly delivered or given hereunder to the respective parties.

              E. That neither the Fund shareholders nor Fund directors, officers or employees shall be personally liable hereunder.

              F. That this Agreement is subject to and shall be construed according to the laws of the state of Maryland.

       IN WITNESS WHEREOF, each of the parties hereto have caused this Agreement to be executed in its name and on its behalf and under its corporate or trust seal by and through its duly authorized officers on the day and year above stated.

ATTEST:                                 CANADA LIFE OF AMERICA
                                        SERIES FUND, INC.


-------------------------               ----------------------------------------
By: Its Assistant                       By:
      Secretary

-------------------------               ----------------------------------------

ATTEST:                                 CANADA LIFE INSURANCE COMPANY
                                        OF AMERICA


-------------------------               ----------------------------------------
By: Its Assistant                       By: Its Vice President
      Secretary


-------------------------               ----------------------------------------